Exhibit 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:	Contact: John Daniel
Wednesday, October 4, 2006	(713) 651-4300

KEY ENERGY PROVIDES OPERATIONAL UPDATE AND
SELECTED FINANCIAL DATA

HOUSTON, TX, October 4, 2006 – Key Energy Services, Inc. (Pink Sheets: KEGS) today released its August rig and trucking hours and provided unaudited selected financial data for the month ended August 31, 2006.

Operations Update

Activity levels remain robust and utilization rates for the Company’s services remain strong.  Non-holiday weekly rig hours continue to average above 53,000 per week while our pressure pumping operation continues to operate at capacity.

OPERATING DATA

	For the month ending
	August 31, 2006	July 31, 2006	August 31, 2005
Working Days	23	19	23
Rig Hours	243,416	215,281	236,966
Trucking Hours	208,882	188,797	215,807

The Company calculates working days as total weekdays for the month less any company holidays that occur that month. For the month of September 2006, there are 20 working days.

Selected Financial Data

The following selected financial information for the Company is for the month ended August 31, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed or audited by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2006 or Annual Report on Form 10-K for the year ended December 31, 2006.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Month Ended
August 31, 2006
(In thousands - Unaudited)
Select Statement of Operations Data:

Revenue:
Well servicing	$116,843
Pressure pumping	23,793
Fishing and rental services	9,096
TOTAL REVENUE	$149,732

Costs and Expenses:
Well servicing	$65,986
Pressure pumping	14,046
Fishing and rental services	5,462
General and administrative (1)	7,879
Interest (2)	3,799

August 31, 2006
(In thousands - Unaudited)
Select Balance Sheet Data:

Current Assets:
Cash and cash equivalents (3), (4)	$143,435
Accounts receivable, net of allowance for doubtful accounts	257,608
Inventory	19,593
Prepaid expenses and other current assets	52,885
TOTAL CURRENT ASSETS	$473,521

Current Liabilities:
Accounts payable	$79,934
Other accrued liabilities	98,351
Accrued interest	4,379
Current portion of long-term debt and capital lease obligations	12,653
TOTAL CURRENT LIABILITIES	$195,317

Long-term debt, less current portion (5)	$394,000
Capital lease obligations, less current portion	20,317
Non-current accrued expenses	28,795

Notes

(1)          General and administrative expense includes the benefit of proceeds received from legal settlements.

(2)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $171,913 for the month ended August 31, 2006.

(3)          Cash and short term investments at September 15, 2006 totaled approximately $123 million.  The cash position reflects federal tax payments of approximately $26 million that was made on September 15, 2006.

(4)          Capital expenditures were approximately $21 million for the month ended August 31, 2006.

(5)          There were no outstanding borrowings under the Company’s revolving credit facility at September 15, 2006.

(6)          The Company had approximately 134.6 million fully diluted shares for the six months ending June 30, 2006.

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2006 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the  predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, and  the time required to complete, the Company’s prior year financial statements and the audit of these  financial statements; the impact of governmental investigations; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets;  risks affecting activity levels for rig hours, including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease; and risks and uncertainties attendant to litigation with former executive officers. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.